Exhibit 99.5

TENDER FOR

ALL OUTSTANDING

5.875% SENIOR NOTES DUE 2022

IN EXCHANGE FOR

5.875% SENIOR NOTES DUE 2022

OF

LIN TELEVISION CORPORATION

PURSUANT TO THE PROSPECTUS DATED                 , 2015

To Registered Holders:

We are enclosing herewith the material listed below relating to the offer (the “Exchange Offer”) by LIN Television Corporation (the “Issuer”) to exchange up to $400,000,000 aggregate principal amount of its 5.875% Senior Notes due 2022 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $400,000,000 aggregate principal amount of its issued and outstanding 5.875% Senior Notes due 2022 (the “Original Notes”), upon the terms and subject to the conditions set forth in the Prospectus, dated                 , 2015, and the related Letter of Transmittal.

Enclosed herewith are copies of the following documents:

1.	Prospectus dated , 2015;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instruction to Registered Holder from Beneficial Owner; and

5.

Letter which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such clients’ instruction with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M. NEW YORK CITY TIME, ON                 ,   2015, UNLESS EXTENDED.

The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Original Notes will represent to the Issuer that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) at the time of the commencement of the Exchange Offer neither the holder of Original Notes (including any Holder that is a broker-dealer that has acquired the Original Notes for its own account as a result of market-making activities or other trading activities) nor, to the knowledge of such holder, any such other person receiving Exchange Notes from such holder has an arrangement or understanding with any person (including the Issuer or any of its affiliates), to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (iii) neither the holder nor, to the knowledge of such holder, any such other person receiving Exchange Notes from such holder is an “affiliate” of the Issuer or any of the guarantors within the meaning of Rule 405 under the Securities Act, (iv) if the holder is not a broker-dealer neither such holder nor any such other person receiving Exchange Notes from such holder is engaging in or intends to engage in a distribution of the Exchange Notes, (v) if the holder is a broker-dealer, such holder has acquired the Exchange Notes as a result of market-making activities or other trading activities, such holder will provide such information as may be reasonably requested by the Issuer and that it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements of the Securities Act in connection with any resale of such Exchange Notes issued in the Exchange Offer), and (vi) such holder has the full power and authority to transfer the Original Notes in exchange for the Exchange Notes and that the Issuer will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges of encumbrances and not subject to any adverse claims. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, a broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Each holder will also represent that it is not acting on behalf of any person or entities who could not truthfully make the foregoing representations. The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Original Notes for you to make the foregoing representations.

The Issuer will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. Holders who tender their Original Notes for Exchange Notes will not be obligated to pay any transfer taxes in connection with the exchange, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, The Bank of New York Mellon, in the manner set forth below.

The Bank of New York Mellon

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations – Reorganization Unit

111 Sanders Creek Corporate Center

East Syracuse, NY 13057

Attention: Pamela Adamo

Tel: (315) 414-3317

Fax: (732) 667-9408

Very truly yours,

LIN Television Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF LIN TELEVISION CORPORATION OR THE EXCHANGE AGENT OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.